Exhibit 23.5

Consent of Independent Auditors

The Board of Directors
Samco Shipholding Pte., Ltd

We consent to the use of our report dated September 9, 2014, with respect to the consolidated statements of financial position of Samco Shipholding Pte., Ltd (the “Company”) as of December 31, 2013 and 2012, and January 1, 2012, and the related consolidated statements of profit or loss and other comprehensive income (loss), changes in equity, cash flows for the years ended December 31, 2013 and 2012, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.  Our report contains an emphasis of matter paragraph which states “as further described in Note 22 to the consolidated financial statements, on 28 May 2014, the shareholders of the Company entered into an agreement summarized in a term sheet for the entire issued and allotted share capital of the Company to be acquired by DHT Holdings, Inc. (“DHT”), a company incorporated in Marshall Islands (the “Business Combination”). Consummation of the Business Combination is subject to certain conditions, including fund raising by DHT, regulatory approvals and third party consents. The accompanying consolidated financial statements of the Company do not include any adjustments that might result from consummation of the Business Combination.”

(Signed) KPMG LLP
Singapore
October 29, 2014